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                                                                       EXHIBIT C

                AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of December ___, 1996 (the "Merger Agreement") by and among Long Island Physician Holdings Corporation, a New York corporation ("LIPH"), MDNY Holdings, LLC, a New York limited liability company ("Holdings"), and MDNY Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("MergerCo").

         WHEREAS, on the date hereof, LIPH has authority to issue 12,500,000 shares of Common Stock, par value $.001 per share, consisting of 2,500,000 shares of the Class A Common Stock (the "Class A Common Stock") and 10,000,000 shares of the Class B Common Stock (the "Class B Common Stock"). There are a total of 5,842 shares of Common Stock issued and outstanding consisting of 1,523 shares of Class A Common Stock and 4,319 shares of Class B Common Stock;

         WHEREAS, on the date hereof, Holdings, as a limited liability company, has authority to issue an unlimited amount of Class A Membership Interests, Class B-1, B-2 and B-3 Membership Interests and Class C-1 Membership Interests (the "Membership Interests"), none of which are issued and outstanding;

         WHEREAS, on the date hereof, MergerCo has authority to issue 200 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding and owned by Holdings;

         WHEREAS, LIPH presently owns approximately 66-2/3% of the Common Stock of MDNY Healthcare, Inc., a health maintenance organization incorporated in New York ("MDNY"), and the Catholic Healthcare Network of Long Island, Inc., a New York not-for-profit corporation ("CHNLI"), owns approximately 33-1/3% of the Common Stock of MDNY;

         WHEREAS, in order to enable MDNY to make certain ancillary services available to its potential subscribers which cannot be offered by MDNY directly or through a subsidiary, but may be offered by an entity that is under common ownership with MDNY, LIPH, MDNY and CHNLI have agreed that the equity interests in MDNY should be owned by Holdings;

         WHEREAS, the respective Boards of Directors of LIPH and MergerCo and the Board of Managers of Holdings have determined that it is advisable and in the best interests of each of such companies that LIPH merge with and into MergerCo and that MergerCo then merge with and into Holdings upon the terms and conditions set forth herein for the purpose of effecting the restructuring of the equity ownership of MDNY (the "Merger");

         WHEREAS, immediately prior to the Merger, CHNLI will exchange its shares of MDNY Common Stock for shares of Class B Common Stock and newly-created Class C Common Stock of LIPH in proportions that will preserve the relative equity and voting rights of CHNLI and LIPH in MDNY;

         WHEREAS, the respective Boards of Directors of LIPH and MergerCo and the Board of Managers of Holdings have, by resolutions duly adopted, approved this Merger Agreement;

         WHEREAS, Holdings has approved this Merger Agreement as the sole shareholder of MergerCo; and


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         WHEREAS, the Board of Directors of LIPH has directed that this Merger
Agreement be submitted to a vote of its shareholders at a meeting to be held on January 25, 1997, or at any and all adjournments thereof;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, LIPH, Holdings and MergerCo hereby agree as follows:

         SECTION 1. MERGER. As part of a single transaction, LIPH will be merged into MergerCo and MergerCo will then be merged into Holdings. Holdings will be the surviving entity (the "Surviving Entity"). The Merger will become effective upon the date and time of the filing of an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of New York and an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

         SECTION 2. GOVERNING DOCUMENT. The Amended and Restated Operating Agreement of MDNY Holdings, LLC (the "Operating Agreement") as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

         SECTION 3. SUCCESSION. At the Effective Time, the separate corporate existence of LIPH and MergerCo shall cease, and Holdings shall succeed to all of the assets and property, rights, privileges, franchises, immunities and powers of LIPH and MergerCo, and Holdings shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of LIPH and MergerCo, including, without limitation, all outstanding indebtedness of LIPH and MergerCo.

         SECTION 4. BOARD OF MANAGERS AND OFFICERS. The Board of Managers and Officers of the Surviving Entity shall be elected as set forth in the Operating Agreement.

         SECTION 5. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                   (a) Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no shares of LIPH Common Stock or other securities shall be issued in respect thereof.

                   (b) Each share of LIPH Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall be converted into and exchanged for the right to receive Membership Interests in Holdings in such amounts as between the Class B and Class C shareholders that will reflect the relative equity and voting rights of CHNLI and LIPH in MDNY at the Effective Time.

                   (c) As a result of the Merger, holders of LIPH Class A Common Stock and Class B Common Stock will receive Class A non-voting Membership Interests and Class B-1 voting Membership Interests in Holdings in exchange for their LIPH Common Stock.

                   (d) As a result of the Merger, holders of LIPH Class A Common Stock and Class C Common Stock will receive Class A non-voting Membership Interests and Class C-1 voting Membership Interests in Holdings in exchange for their LIPH Common Stock.


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         SECTION 6.  DISSENTING SHAREHOLDER.  Notwithstanding the provisions of
Section 5 hereof, any outstanding shares of LIPH stock held by a shareholder who shall have elected to dissent from the Merger and who shall have exercised and perfected appraisal rights with respect to such shares in accordance with
Section 623 of the New York Business Corporation Law (a "Dissenting Shareholder") shall not be converted into Membership Interests as a result of the Merger, but Dissenting Shareholders shall be entitled to receive in lieu thereof only such consideration as shall be provided by Section 623.

         SECTION 7. CONVERSION OF OPTIONS. Each option to purchase shares of LIPH Common Stock granted to certain LIPH shareholders which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Holdings hereby assumes the obligation to deliver) the equivalent number of Holdings Class A Membership Interests at a comparable price per Interest, and upon the same terms and conditions as pertain to the LIPH options as in effect immediately prior to the Effective Time. Holdings hereby assumes, as of the Effective Time, all obligations of LIPH in connection with the outstanding options.

         SECTION 8. CONDITIONS TO THE MERGER. The consummation of the Merger and the other transactions herein provided is subject to:

                   (a) Receipt prior to the Effective Time of the requisite approval of the Merger, this Merger Agreement and the Amendments to the LIPH Certificate of Incorporation and By-Laws necessary to effectuate the Merger, by the shareholders of LIPH pursuant to the New York Business Corporation Law; and

                   (b) The exchange by CHNLI of all of its shares of MDNY Common Stock for shares of LIPH Class B Common Stock and LIPH Class C Common Stock immediately prior to the Merger.

         SECTION 9. CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of LIPH Common Stock shall be deemed for all purposes to evidence ownership of and to represent the Holdings Membership Interests into which the shares of LIPH Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Entity or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the Holdings Membership Interests, as the case may be, evidenced by such outstanding certificate, as above provided.

         SECTION 10. AMENDMENT. The parties hereto, by mutual consent of their respective Boards of Directors and Board of Managers, may amend, modify or supplement this Merger Agreement prior to the Effective Time; provided, however, that no amendment, modification or supplement may be made after the adoption of this Merger Agreement by the shareholders of LIPH which changes this Merger Agreement in a way which, in the judgment of the Board of Directors of LIPH would have a material adverse effect on the shareholders of LIPH, unless such amendment, modification or supplement is approved by such shareholders.

         SECTION 11. TERMINATION. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective


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Time, whether before or after approval of this Merger Agreement by the shareholders of LIPH, by action of the Board of Directors of LIPH if:

                   (b) The conditions specified in Section 8 hereof shall not have been satisfied or waived; or

                   (c) The Board of Directors of LIPH determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of LIPH and its shareholders.

         SECTION 12. COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 13. GOVERNING LAW. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, LIPH, Holdings and MergerCo have caused this Merger Agreement to be executed and delivered as of the date first above written.

                             LONG ISLAND PHYSICIAN HOLDINGS CORPORATION



                        By:
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                             Name:
                                    --------------------------------
                             Title:
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                             MDNY HOLDINGS, LLC



                        By:
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                             Name:
                                   ---------------------------------
                             Title:
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                             MDNY HOLDINGS DELAWARE, INC.



                        By:
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                             Name:
                                   ---------------------------------
                             Title:
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